UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CASELLA WASTE SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Casella Waste Systems, Inc. Letterhead]

October 7, 2009

Gina Caires
Fidelity Management and Research Company
One Spartan Way TS1E
Merrimack, NH 03054

Re:	Casella Waste Systems, Inc. (the “Company”)
2006 Stock Incentive Plan (the “2006 Plan”)

Dear Ms. Caires:

On behalf of the Company, I am writing to respond to certain concerns regarding the 2006 Plan that you have shared with us.  As you know, the 2006 Plan is the subject of Proposal No. 2 in the Company’s proxy statement for the Annual Meeting of Stockholders scheduled to be held on October 13, 2009.

In response to your concerns, the Company’s management will, prior to the end of the Company’s current fiscal year, recommend to the Company’s Board of Directors that the following amendments be made to the 2006 Plan:

1.             That a provision be added to the 2006 Plan providing that discretionary awards to non-employee directors will only be granted and administered by a committee of the Company’s Board of Directors, all of the members of which are “independent directors” within the meaning of the Nasdaq Marketplace Rules.

2.             That Section 7(b) of the 2006 Plan be amended to replace the current phrase “without limitation, death or disability of the Participant; estate planning needs of the Participant; a merger, consolidation, sale reorganization, recapitalization, or a change in control of the Company; or any other nonrecurring significant event effecting the Company, a Participant or the Plan” with the more limited phrase “death, disability or retirement of the Participant or a merger, consolidation, sale or other change in control of the Company.”

3.             That a provision be added to the 2006 Plan as Section 8(b) specifying the minimum vesting period of any Other Stock Unit Award (as defined in the 2006 Plan).  In the case of such awards that vest solely on the passage of time, such period shall be zero percent vested prior to the first anniversary of the date of grant, no more than 33-1/3% vested prior to the second anniversary of the date of grant and no more than 66-2/3% vested prior to the third anniversary of the date of grant.  In the case of such awards that do not vest solely based on the passage of time, the awards shall not vest prior to the first anniversary of the date of grant.  We note that the 2006 Plan already includes the one-year minimum for performance-based vesting and three-year minimum for time-based vesting for Restricted Stock and Restricted Stock Units, so the purpose of the above provision is to extend such restrictions to Other Stock Units.

4.             That Section 10(h) of the 2006 Plan be amended to replace the current sentence under  the section titled “Acceleration” with “The Board may provide for accelerated vesting of any Award only in the case of death, disability or retirement of the Participant or a merger, consolidation, sale or other change in control of the Company.  Notwithstanding the foregoing or the vesting limitations set forth in Sections 7(b) and 8(b), however, the Board expressly retains the discretionary right to accelerate at any time the vesting of any Award (including any right to waive any right to repurchase), or to grant Restricted Stock, Restricted Stock Units or Other Stock Unit Awards with vesting periods of less than the minimum vesting periods set forth in Sections 7(b) and 8(b), provided that such Awards, in the aggregate, will represent no more than 10% of the aggregate number of shares authorized under the Plan from time to time.”

Sincerely,

CASELLA WASTE SYSTEMS, INC.

/s/ John W. Casella
John W. Casella
Chairman and Chief Executive Officer